UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/08/2010 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

tw telecom holdings inc. ("Holdings"), a wholly owned subsidiary of tw telecom inc., is seeking the consent of its lenders to amend and restate its Credit Agreement dated as of October 6, 2006 to, among other things, extend the maturity of at least 50% of the $577.5 million aggregate principal amount of its outstanding term loans due January 2013 to December 2016, and expects an increased interest rate on the extended loans in exchange for the extension. Holdings also plans to seek an extension of the termination date of its $80 million undrawn revolving credit facility from October 2011 to December 2014. If any of the term lenders do not agree to extend their loans, Holdings would have outstanding two tranches of term loans, one tranche with the original January 2013 maturity date and one with the December 2016 maturity date. Holdings anticipates that in connection with the extension, it will also seek some covenant amendments, including amendments to conform the term loan covenants to the covenants in its 8% Senior Notes due 2018. Holdings expects to complete the amendment and extension in late November or early December.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: November 08, 2010	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel